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                                                                    EXHIBIT 4.27

                      WAIVER OF CERTAIN RIGHTS RELATING TO
                             $9.75 PREFERRED STOCK

                 THIS WAIVER OF CERTAIN RIGHTS RELATING TO $9.75 PREFERRED STOCK (the "Waiver") is executed by The Prudential Insurance Company of America, a New Jersey corporation ("Prudential"), and Maxus Energy Corporation, a Delaware corporation (the "Company"), dated as of this 8th day of June, 1995.

                                    RECITALS

                 A. Prudential and Maxus entered into a Preferred Stock Purchase Agreement dated February 1, 1987, providing for the issuance to Prudential of 3,000,000 shares (the "Shares") of $9.75 Cumulative Convertible Preferred Stock, par value $1.00 per share (the "$9.75 Preferred Stock"), of the Company having the rights set forth in the Certificate of Designations for the $9.75 Preferred Stock (the "Certificate of Designations");

                 B. The Preferred Stock Purchase Agreement was subsequently amended by agreements between Prudential and the Company dated February 8, 1987 and April 12, 1990; pursuant to the April 12, 1990 agreement (the "Second Stock Purchase Agreement") (1) the Company reacquired from Prudential 500,000 of the Shares, and (2) Prudential executed and delivered a Waiver of Certain Equity Offering Rights dated as of April 12, 1990 and a Waiver of Certain Rights Relating to $9.75 Preferred Stock dated June 5, 1990;

                 C. Prudential and the Company entered into a letter agreement dated February 28, 1995 (the "Letter Agreement") pursuant to which Prudential, upon the request of the Company, and the Company agreed to execute irrevocable and unconditional waivers of certain provisions of the Certificate of Designation, such waivers to be effective upon the effectiveness of a guaranty (the "YPF Guaranty") by YPF Sociedad Anonima, a sociedad anonima organized under the laws of the Republic of Argentina ("YPF");

                 D.       The YPF Guaranty has become effective; and

                 E. Simultaneously with such effectiveness Prudential and the Company are executing and delivering this Waiver pursuant to the Letter Agreement.

                 NOW, THEREFORE, in consideration of the premises and the covenants contained herein, and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                 1. Prudential Waiver of Certain Rights. Prudential hereby unconditionally, irrevocably and permanently waives any and all rights of the holders of the Shares under Section 2(b), Section 3(b), Section 8 and
Section 9 of the Certificate of Designations.
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                 2.       Company Waiver of Certain Rights. The Company hereby
unconditionally, irrevocably and permanently waives any and all rights the Company may have under Section 5(a) and Section 5(c) of the Certificate of Designations.

                 3. Transfers; Legends. Prudential hereby agrees that if it shall at any time or from time to time sell, transfer or otherwise dispose of any Shares, any transferee, as a condition of the transfer shall, by written agreement satisfactory to the Company and its counsel delivered to the Company at least five business days prior to the proposed effective date of such transfer, expressly assume all of Prudential's obligations, waivers, duties and covenants under the Stock Purchase Agreement, the Second Stock Purchase Agreement, the Letter Agreement and this Waiver (as each may have been amended or modified, or any provisions thereof waived, and shall at such time be in effect), including without limitation Prudential's obligations under this paragraph 3 as to the Shares to be so transferred, and shall agree to so bind its subsequent transferees.

                          As soon as practicable following the execution and
delivery hereof, the certificates currently evidencing the Shares are being surrendered against delivery to Prudential of one or more certificates evidencing a like aggregate number of Shares which, in addition to any other legend placed upon such certificate(s), shall bear a legend to the following effect:

                          "The securities represented by this certificate are subject to certain provisions of an agreement, dated April 12, 1990, and the provisions of an agreement, dated February 28, 1995, each between the Corporation and The Prudential Insurance Company of America, the terms of which require the holder hereof to execute certain unconditional and irrevocable waivers of certain rights of the holder, including without limitation the right to convert these securities into Common Stock of the Corporation, to receive increased dividends in certain circumstances and to vote in respect of certain matters, and, under certain circumstances, to consent to amendments of, or, at the request of the Company, waivers with respect to, the Certificate of Designations and amendments of certain agreements to which the Corporation is a party. Pursuant to said Agreement dated February 28, 1995 the Corporation and The Prudential Insurance Company of America have entered into a further agreement dated June 8, 1995 effecting certain unconditional and irrevocable waivers with respect to the Certificate of Designations. Copies of such agreements are on file at the principal executive offices of the Corporation."

                 4. Representations and Warranties. Each of Prudential and the Company hereby represents and warrants that this Waiver has been duly authorized, executed and




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delivered by it and is its valid and binding obligation. This Waiver shall be binding upon and inure to the benefit of the Company and Prudential and their successors and assigns.

                 IN WITNESS WHEREOF Prudential and the Company have caused this Waiver to be duly executed as of the date first above written.

                                        THE PRUDENTIAL INSURANCE
                                        COMPANY OF AMERICA

                                        By: /s/ R.G. GWIN
                                        Print Name: R.G. Gwin
                                        Title: Vice President

                                        MAXUS ENERGY CORPORATION

                                        By: /s/ DAVID WADSWORTH
                                        Print Name: David Wadsworth
                                        Title: Vice President




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